CONSENT OF DAVID C. HOLMAN, ESQ.

I hereby consent to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information included in Post-Effective Amendment No. 16 to the Registration Statement on Form N-4 for certain flexible premium variable annuity contracts issued through American Family Variable Account II of American Family Life Insurance Company (File No. 333-45592).

/s/  David C. Holman

David C. Holman

Chief Legal Officer

April 26, 2013